EXHIBIT I - 2


                 Non-Utility Subsidiaries Financing Arrangements

     1.   South Carolina Pipeline Corporation:

          o    Committed Lines of Credit: $1 million expiring.

          o    Uncommitted Lines of Credit: $23 million with various banks.

          o Equitable Note for $11.25 million at 6.72% maturing 9/30/2013; $750,000 due annually.

          o    American   United  Note  for  $7.5  million  at  6.72%   maturing
               9/30/2013; $500,000 due annually.

     2.   SCANA Energy Marketing:

          o    $6 million uncommitted line of credit with a bank.

     3.   South Carolina Fuel Company:

          o $125 million commercial paper program, supported by revolving credit facilities with various banks in the same amount and expiring on 12/19/2000. It is guaranteed by SCE&G.

     4.   SCANA Resources:

          o    8.75% Note for $86,000 due 10/2/2003; $17,000 due annually.



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